                                                            EXECUTION COPY








                          PURCHASE AND SALE AGREEMENT

                                      FOR

                          1600 U.S. HIGHWAY ONE NORTH
                          NORTH BRUNSWICK, NEW JERSEY

                                    MADE BY

                      THE OKONITE COMPANY, INC. AS SELLER

                                      AND

                      USA DETERGENTS, INC., AS PURCHASER

                         DATED AS OF JANUARY 22, 1997





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                          PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS



Recitals................................................................... 1

Article 1
Fundamental Terms.......................................................... 2

     Section 1.1.  Fundamental Terms....................................... 2
     Section 1.2.  Other Definitions....................................... 2

Article 2
Purchase And Sale.......................................................... 7
     Section 2.1.  Purchase And Sale....................................... 7
     Section 2.2.  Payment Of The Purchase Price........................... 8

Article 3
Purchaser's Review......................................................... 9
     Section 3.1.  Property Documents...................................... 9
     Section 3.2.  Contingency Period...................................... 9
     Section 3.3.  Termination Of Agreement................................12
     Section 3.4.  Indemnity And Survival..................................12

Article 4
Title Documents............................................................13
     Section 4.1.  Survey..................................................13
     Section 4.2.  Title Commitment........................................13
     Section 4.3.  Title Defects...........................................14

Article 5
Representations, Warranties, And Covenants.................................17
     Section 5.1.  Seller's Representations And  Warranties................17
     Section 5.2.  Survival Of Seller's Representations And Warranties.....28
     Section 5.3.  Purchaser's Representations And Warranties..............29
     Section 5.4.  Seller's Covenants......................................30
     Section 5.5.  Purchaser's Covenants...................................34

Article 6
Closing....................................................................35
     Section 6.1.  Conditions To Purchaser's Obligations To Close..........35
     Section 6.2.  Conditions To Seller's Obligations To Close.............37
     Section 6.3.  Closing.................................................38


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     Section 6.4.   Prorations.............................................39
     Section 6.5.   Closing Costs..........................................46
     Section 6.6.   Closing Deliveries.....................................46
     Section 6.7.   Access to Records......................................51
     Section 6.8.   Survival...............................................51

Article 7
Brokerage..................................................................51

Article 8
Casualty and Condemnation..................................................52

Article 9
Defaults...................................................................55
             Section 9.1.   Purchaser's Default............................55
             Section 9.2.   Seller's Default...............................55
             Section 9.3.   Delivery of Earnest Money Deposit in the Event
                              of a Default.................................56

Article 10
Limitations of Liability...................................................56
             Section 10.1.  No Liability as to Representatives.............56
             Section 10.2.  Limitation of Liability of Purchaser...........57
             Section 10.3.  Limitation of Liability of Seller..............57
             Section 10.4.  Survival.......................................57

Article 11
Miscellaneous..............................................................57
             Section 11.1.  Assurances Of Cooperation......................57
             Section 11.2.  Successors And Assigns.........................58
             Section 11.3.  Interpretation.................................58
             Section 11.4.  Survival.......................................59
             Section 11.5.  Joint Cooperation..............................60
             Section 11.6.  Publicity......................................60
             Section 11.7.  Notices........................................61
             Section 11.8.  Certain Conditions.............................62
             Section 11.9.  Attorney's Fees................................62
             Section 11.10. Counterparts...................................62



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The Exhibits

Exhibit A..........The Real Property
Exhibit B..........The Permitted Title Exceptions
Exhibit C..........The Intangible Property And The Contracts
Exhibit D..........The Rent Roll
Exhibit E..........The Assignment of Contracts, and Intangible Property
Exhibit F..........The Assignment of Leases
Exhibit G..........The Claims
Exhibit H..........The Property Documents
Exhibit I..........Schedule of Insurance
Exhibit J..........Existing Mortgages and Encumbrances
Exhibit K..........Licenses
Exhibit L..........Environmental Reports
Exhibit M..........Escrow Agreement
Exhibit N..........Environmental Indemnity Agreement
Exhibit O..........Lease Agreement
Exhibit P..........Deed Covenant
Exhibit Q..........Pre-Closing Lease
Exhibit R..........Notice Dated July 26, 1996 from Okonite to NJDEP
Exhibit S..........CV Platforms to remain at Property



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          THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is made as of January
22, 1997, by and between The Okonite Company, Inc., a New Jersey corporation ("SELLER") and USA Detergents, Inc., a Delaware corporation ("PURCHASER").

                                   Recitals

          A. Seller is the owner of the real property generally known as 1600 U.S. Highway One North, North Brunswick, New Jersey, more particularly described on Exhibit A hereto (the "LAND").

          B. A portion of the Land is improved with a building containing approximately 650,000 square feet of warehouse and office space and other improvements (collectively, the "IMPROVEMENTS"). The Land and the Improvements are referred to herein as the "REAL PROPERTY." The Real Property, the Lease, the Contracts, the Intangible Property and the Licenses (as those terms are defined herein) are collectively referred to as the "PROPERTY."

          C. Purchaser has agreed to purchase the Property from Seller, and Seller has agreed to convey and transfer the Property to Purchaser, on the terms and conditions contained in this Agreement.

          In consideration of the respective agreements, covenants, representations, warranties and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                               FUNDAMENTAL TERMS
          Section

1.1. Fundamental Terms. When used herein, the following terms shall have the following meanings attributed to them:




Purchase Price:          Seven Million Two Hundred Thousand Dollars
                         ($7,200,000).

Earnest Money
Deposit: Purchaser, pursuant to an escrow agreement dated December 31, 1996 (the "ESCROW AGREEMENT"), has deposited the sum of One Million Four Hundred Forty Thousand Dollars ($1,440,000.00) with Fulbright & Jaworski L.L.P. as Escrow Agent under the Escrow Agreement. Purchaser and Seller hereby direct such Escrow Agent to promptly deliver all funds it is holding in escrow pursuant to the Escrow Agreement to Escrowee (as defined herein). The term "EARNEST MONEY DEPOSIT" shall also include any interest earned on the deposited monies, unless otherwise specifically provided for in this Agreement.

Contingency Period
Expiration Date:         5:00 p.m. Eastern Time, March 15, 1997.

Closing Date:            March 31, 1997, as such date may be extended pursuant
                         to the terms of this Agreement or by mutual consent of the parties hereto.

Seller's Broker:         None.

Purchaser's Broker:      None.

Escrowee:                Fulbright & Jaworski L.L.P.

          Section 1.2. Other Definitions. As used herein, the following terms shall have the following meanings:



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ACO:                     As defined in Section 5.1.2.13. of this
                         Agreement.

Agreement:               This Agreement, including all exhibits and schedules
                         hereto, all of which are incorporated into this Agreement by this reference.

Change:                  As defined in Section 5.2.2. of this Agreement.

Cancellation
Notice:                  As defined in Section 3.3. of this Agreement.

Charges:                 As defined in Section 6.4.2.2. of this Agreement.

Claims:                  As defined in subsection 5.1.2.1. of this Agreement.

Closing:                 As defined in Section 6.3.1. of this Agreement.

Closing Date:            As defined in Section 1.1. of this Agreement.

Closing
Statement:               As defined in Section 6.4. of this Agreement.

Contingency
Period:                  As defined in Section 3.2.1. of this Agreement.

Contracts:               All written or oral contracts, agreements and
                         understandings affecting all or any portion of the Property to which Seller or its predecessor in interest is a party (including without limitation all guarantees and warranties pursuant to which goods or services are furnished to or for the benefit of the Property), which will survive the Closing Date. The
                         Contracts are identified on Exhibit C.

Cure Amount:             As defined in Section 4.3.2.(a) of this Agreement.

Deed:                    As defined in Section 2.1. of this Agreement.

Delinquent Amounts:      As defined in subsection 6.4.3.1. of this Agreement.



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Environmental Laws:      All Legal Requirements regulating,
                         relating to or imposing liability standards concerning or in connection with Hazardous Materials.

Environment Reports:     Those certain environmental reports listed on Exhibit
                         L.

Escrowee:                As defined in Section 1.1. of this Agreement.

Escrow Agent:            Fulbright & Jaworski L.L.P.

Escrow Agreement:        That certain agreement dated as of
                         December 31, 1996 between Purchaser, Seller and
                         Escrow Agent.

Excess Uninsured Amount: As defined in Subsection (d) of Article 8 of this
                         Agreement.


Governmental Authority:  The United States of America, or
                         any state, county, municipality, or other unit of local Government, or any agency, board, or other public entity empowered or constituted by any of them, having jurisdiction over the Property or its use or ownership.

Hazardous Material:      Any substance, material, waste, gas,
                         or particulate matter which is: (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or
                         "restricted hazardous waste" under any provision of the laws of the State of New Jersey or the laws of the United States; (ii) petroleum; (iii) asbestos;
                         (iv) polychlorinated biphenyl; (v) radioactive material; (vi) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33
                         U.S.C. Sec. 1251 et seq.; (vii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C.
                         Sec. 6901 et seq.; or (viii) defined as a "hazardous substance" pursuant to Section (14) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sec. 9601 et seq.

Improvements:            All buildings, structures, fixtures,
                         facilities, and other improvements of every kind located on or under the Land, including any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems,



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                         landscaping, roadways, sidewalks, security devices,
                         signs and light fixtures, but not including publicly owned or privately owned (unless owned by Seller) utility lines.

Intangible Property:     All intangible property, excluding Contracts and
                         Licenses owned by Seller, which pertains to the Property, including all of Seller's rights (if any) in and to the guarantees, warranties, plans and specifications and reports pertaining to the Property
                         (or any portion thereof); certain items of Intangible
                         Property are identified on Exhibit C.

Involuntary Monetary
and Mechanics' Liens:    As defined in Section 4.3.2.(a) of this Agreement.

Lease: That certain lease for the occupancy of a portion of the Real Property, including any amendments and modifications thereof, which is identified on Exhibit D.

Legal Requirements:      All laws, statutes, regulations, rules
                         and requirements of any Governmental Authority having jurisdiction over the Property.

Licenses:                All licenses, permits, certificates of
                         occupancy, and authorizations or other matters issued by any Governmental Authority regarding operation of the Real Property by Seller.

Material Part:           As defined in Subsection (c) Article 8 of
                         this Agreement.

NJDEP:                   As defined in Section 5.4.6. of this Agreement.

New Lease:               As defined in Section 5.4.2.4. of this Agreement.

Overage Rents:           As defined in Section 6.4.2.2. of this Agreement.

Owner's Policy:          As defined in Section 4.2. of this Agreement.

Permitted Assignee:      A corporation, partnership or limited
                         liability company which is affiliated with Purchaser or is an entity controlled by Purchaser, provided, however, that Purchaser guarantees the performance of such proposed assignee; or any entity with which Purchaser is merged or consolidated



                                     -5-



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                         or to which all of Purchaser's assets have been
                         transferred, provided, however, that Seller is furnished with sufficient documentation to enable Seller to independently confirm that such merger, consolidation or asset transfer has occurred.

Permitted Title
Exceptions:              Those matters listed on Exhibit B to this Agreement.

Property:                The Real Property, the Leases, the Licenses, the
                         Contracts and the Intangible Property.

Property Documents:      As defined in Section 3.1. of this Agreement.

Prorations:              As defined in Section 6.4. of this Agreement.

Purchaser:               USA Detergents, Inc., a Delaware corporation.

Purchase Price:          The consideration payable by Purchaser to
                         Seller for the Property and for all other benefits to Purchaser provided for in this Agreement, as stated in Section 1.1. of this Agreement.

Real Property:           The real property described on Exhibit A to
                         this Agreement.

Rent Roll:               As defined in Section 5.1.3.1. of this
                         Agreement; a copy of the Rent Roll is attached to this Agreement as Exhibit D.

Representatives:         As defined in Section 10.1. of this Agreement.

Seller:                  The Okonite Company, Inc., a New Jersey corporation.

Studies:                 As defined in Section 3.2.3. of this Agreement.

Survey: A current survey of the Real Property prepared by a surveyor licensed by the State of New Jersey and certified to the Purchaser, the Title Insurer, the Seller and such other parties as Purchaser shall designate, which survey shall be prepared in accordance with the Minimum Detail Standards for Land Title Surveys of 1992 of the American Title Association and American Congress on Surveying and


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                         Mapping for a Class A or Urban survey and shall be
                         dated no earlier than August 15, 1996 and shall also include (i) the distances and bearings of all boundaries of the Land and the location of all changes in bearing, (ii) all abutting streets, including an indication of the width of such streets and the boundaries of the rights-of-way for such streets, (iii) the number of stories of all of the buildings and improvements located on the Land, (iv) all recorded easements across the Land, identified by book and page of recording, (v) all unrecorded easements visible on the site or otherwise known to the surveyor, and (vi) the total number of parking spaces.


Tenant: A party in possession of a portion of the Property pursuant to a Lease.

Title Commitment:        A commitment for an ALTA Form 1970
                         Owner's Policy Form B of Title Insurance issued by the Title Insurer in the amount of the Purchase Price covering title to the Property on or after the date of this Agreement, subject to the Permitted Title
                         Exceptions and containing the endorsements as set forth in Section 4.2.

Title Defect:            A lien, claim, charge, right, interest,
                         burden, encumbrance, defect, objection, exception or security interest which is asserted against the Property and which is not identified in this Agreement as a Permitted Title Exception and as defined in Section 4.1. of this Agreement.

Title Insurer:           Chicago Title Insurance Company.

Violations:              As defined in Section 5.4.4. of this Agreement.

Violations Cure Amount:  As defined in Section 5.4.4. of this Agreement.

               All Exhibits to this Agreement are by this reference incorporated herein as if fully set forth herein at length.

                                   ARTICLE 2

                               PURCHASE AND SALE
          Section

2.1. Purchase And Sale. Subject to the terms and conditions contained in this Agreement, Purchaser agrees to purchase the Property from Seller and Seller agrees to sell the Property to Purchaser. Upon and subject to the terms and conditions contained in this Agreement, Seller agrees to convey fee simple title to the Real Property to Purchaser or its Permitted Assignee by a bargain and sale deed with covenant against grantor's acts (the "DEED"), subject to the Permitted Title Exceptions. Upon and subject to the terms and conditions contained in this Agreement, Seller agrees to sell, assign and transfer to Purchaser the Leases, the Contracts, and, to the extent assignable, the Intangible Property and Licenses by the instruments attached hereto as Exhibits E and F which instruments shall be executed by Seller for the benefit of Purchaser or its Permitted Assignee.

          Section 2.2. Payment Of The Purchase Price. Concurrently with the execution and delivery of this Agreement or as soon thereafter as reasonably practicable, the parties shall direct Escrow Agent to deliver the Earnest Money Deposit to Escrowee. The Earnest Money Deposit shall be held by the Escrowee pursuant to an escrow agreement as set forth on Exhibit M hereto and as the same may be modified by agreement of the parties thereto and shall be invested in an interest-bearing instrument by the Escrowee as directed by Purchaser and Seller jointly. Purchaser

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agrees to pay the Purchase Price to Seller, and Seller agrees to accept payment of the Purchase Price on the Closing Date in the following manner:


                2.2.1. The Earnest Money Deposit shall be delivered to Seller in immediately available funds or by official bank check or by certified check. The Earnest Money Deposit, but not the accumulated interest thereon, will be credited against the Purchase Price at Closing.

                2.2.2. To the extent Purchaser has paid any Base Rent to Seller pursuant to the terms of the Lease attached hereto as Exhibit Q, the total amount of such Base Rent paid by Purchaser shall be credited against the Purchase Price.

                2.2.3. On the Closing Date, Purchaser shall pay the balance of the Purchase Price plus or minus net Prorations to Seller by wire transfer of immediately available funds to a financial institution located in the continental United States of America or by certified check or official bank check. Seller's Wire transfer instructions are as follows:


                  Fleet Bank, N.A.
                  44 Wall Street
                  New York, New York 10005

                  Bank Routing No. 0212-00339

                  For credit of:   The Okonite Company, Inc.
                                   Ramsey, New Jersey 07446

                                   Account No. 2170-00-0053

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                                  ARTICLE 3

                              PURCHASER'S REVIEW

          Section

3.1. Property Documents. At any reasonable time and from time to time following the execution and delivery of this Agreement, on reasonable advance notice to Seller, Seller will permit Purchaser and its authorized agents to examine and copy the instruments and documents listed on Exhibit H and Exhibit L, together with such other instruments and documents relating to the Property which are in the possession of Seller as Purchaser may reasonably request (together with any documents copied pursuant to Section 3.2., the "PROPERTY DOCUMENTS"). Such inspection shall take place at the offices of Seller, Seller's counsel, or at the Property.

          If the transaction herein contemplated does not close, Purchaser shall return to Seller all documents previously delivered to or copied by Purchaser and its attorneys, accountants, consultants and other agents regarding the Property.

          Section 3.2. Contingency Period.

                3.2.1. From the date of this Agreement to the Contingency Period Expiration Date, Purchaser shall conduct its review of the Property and of the Property's suitability for Purchaser's needs. The period from the date of this Agreement to the Contingency Period Expiration Date is referred to herein as the "CONTINGENCY PERIOD."

                3.2.2. During the Contingency Period and at all times prior to the Closing, Seller shall make available to Purchaser and its representatives for inspection and copying at Seller's offices or at the offices of Seller's attorney, upon reasonable notice:

                    1. The original Property Documents and Environmental Reports as set forth on Exhibit H and Exhibit L;

                    2. A schedule of all independent contractors currently under contract, retained or employed by Seller or on behalf of its managing agent in the operation or environmental remediation of the Property or in connection with the plant clean-up or equipment removal; and

                    3. All Contracts and Licenses.


                3.2.3. During the Contingency Period, and at all times prior to the Closing, Purchaser, its representatives or agents, shall have the right to enter upon and inspect the Property. The Purchaser's right to inspect the Property shall be subject to the following:

                    1. Purchaser may examine and test the Property, which tests may include soil tests, environmental tests and engineering tests which are noninvasive or invasive in a non-material manner. Purchaser may conduct material invasive testing provided it obtains prior written consent from Seller, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, however, Purchaser's counsel may, subject to obtaining Seller's consent not to be unreasonably withheld or delayed, engage an environmental consultant to conduct an examination of the Property to obtain information about hazardous materials contained thereon and to conduct any testing or examination required by a customary and reasonable Phase I and II environmental review, taking into account the nature, use and history of the Property; and

                    2. Purchaser may inspect the Improvements to evaluate their suitability for Purchaser's needs.

                    3. Purchaser may initiate, and Seller shall assist and cooperate with Purchaser, in preparing any necessary applications or permits required by any Governmental Authority required in connection with Purchaser's proposed use of the Property including any proposed construction and/or demolition.

                All of the examinations, inspections, studies, tests and reports conducted or prepared pursuant to this Section 3.2.3. prior to Closing are referred to in this Agreement as the "STUDIES."

                3.2.4. Purchaser's right to enter onto the Property to conduct these Studies is subject to the following conditions:

                    1. Purchaser shall provide Seller with reasonable prior notice of any entry on the Property, and Seller may, at its election, have a representative present during any such entry;

                    2. All investigations and other activities conducted by Purchaser with respect to the Property shall be at Purchaser's sole cost and expense, and Purchaser shall keep the Property free of any liens which may be asserted against Seller or the Property as a result of these activities; and

                    3. Purchaser shall exercise due care with respect to the Property in connection with its entry thereon so as to minimize any damage caused to the Property and any interference with Seller's use thereof. Promptly following any test or other examination which results in any alteration of the Property, Purchaser will promptly restore at its sole cost and expense the Property to the condition which existed prior to such test or examination.


                Section 3.3. Termination Of Agreement. Prior to the Contingency Period Expiration Date, Purchaser shall have the right to elect to terminate this Agreement for any reason in Purchaser's sole and absolute discretion, and this Agreement shall be terminated if, on or before 5:00 p.m. Eastern Time on the Contingency Period Expiration Date, Purchaser gives Seller written notice of Purchaser's intention to terminate this Agreement (a "CANCELLATION NOTICE"). If Purchaser gives the Cancellation Notice to Seller in accordance with the terms of this Agreement, (a) Escrowee is hereby instructed to return the Earnest Money Deposit to Purchaser and (b) this Agreement shall be terminated, subject to the survival of the indemnity obligations as provided in Section 3.4. and those provisions which specifically survive the termination of this Agreement.

                Section 3.4. Indemnity And Survival. Purchaser hereby agrees to indemnify, defend, protect and hold Seller harmless from any and all claims, causes of action (including but not limited to any personal injury or property damage liability claims or causes of action), costs, loss and damages, including reasonable attorneys' fees and litigation expenses, which may be brought against Seller or which Seller shall incur as a result of the conduct or preparation of the Studies (but specifically not from the results of the Studies). In the event this Agreement is terminated, this indemnity shall survive the termination of this Agreement as to all claims which are identified by Seller in writing to Purchaser within a period of six (6) months from and after the date of termination of this Agreement, except that such period shall be two (2) years in the case of personal injury or property damage liability claims or causes of action. If this Agreement is not terminated, this indemnification shall survive the Closing.

                                  ARTICLE 4

                               TITLE DOCUMENTS

          Section

4.1. Survey. Any encroachments onto the Real
Property from any adjacent property, encroachments by or from the Real Property onto any adjacent property or violation of or encroachments upon any building lines, restrictions or easements affecting the Real Property shown on the Survey shall be considered "TITLE DEFECTS," unless otherwise included in the Permitted Title Exceptions.

           Section 4.2. Title Commitment. Prior to or promptly after the date of this Agreement, Purchaser shall cause the Title Insurer to deliver the Title Commitment (and from time to time any update thereof) and copies of all documents of record to Seller. Subject to the provisions of Section 4.3., on the Closing Date, the Title Insurer shall issue an ALTA 1970 owner's title insurance policy Form B (the "OWNER'S POLICY") or commitment therefor pursuant to and in accordance with the Title Commitment insuring fee simple title to the Real Property in the Purchaser as of the Closing Date in the amount of the Purchase Price, subject to the Permitted Title Exceptions and such other exceptions as Purchaser may approve pursuant to the provisions of this Article
4. Purchaser shall bear the cost of issuance of the Owner's Policy, the cost of the lender's policy, and any endorsements required by Purchaser to be issued in connection with the Owner's Policy or lender's policy.

           Section 4.3. Title Defects.

           4.3.1. If the Title Insurer is not prepared to issue the Owner's Policy at Closing, consistent with the provisions of this Agreement, and if Seller shall elect (or shall be required under Subsection 4.3.2 below) to attempt to remove any defect in or objection to title or to fulfill any condition, then Seller will be entitled, upon written notice delivered to Purchaser at least two (2) business days prior to the Closing Date, to adjourn the Closing Date one or more times, for a period not to exceed sixty (60) days in the aggregate, to enable Seller to take such action as may be required to cause the Title Insurer to issue the Owner's Policy in accordance with the provisions of this Agreement. If Seller does not so elect to adjourn the Closing, or if at the adjourned date(s) the Title Insurer is not prepared to issue the Owner's Policy in accordance with the provisions of this Agreement, either party may terminate this Agreement, by written notice to the other party hereto, and the parties shall direct Escrowee to return the Earnest Money Deposit to Purchaser and neither party will have any obligations under this Agreement except for those provisions which specifically survive the termination hereof.


                4.3.2. (a) If Seller elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment in accordance with its terms. In no event, however, shall Seller be required to take or bring any action or proceeding or any other steps to remove any defect in or objection to title or to fulfill any condition or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller therefor, at law or in equity, for damages or specific performance; provided, however, that if an examination of title indicates the existence of one or more (i) liens or encumbrances or (ii) mechanics' liens created as a result of work performed at the Property on behalf of Tenant prior to the Closing Date which as to (i) and (ii), are in liquidated amounts and can be removed or discharged by payment of a sum of money ("INVOLUNTARY MONETARY AND MECHANICS' LIENS") which is not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "CURE AMOUNT") in the aggregate, and if such removal or discharge can reasonably be expected to be accomplished prior to the Closing Date initially provided for in

Section 1.1. hereof or within a period of sixty (60) days thereafter or such longer period of time as Purchaser may approve, Seller agrees to take such action as is reasonably required in order to remove or discharge such lien or encumbrance and, if required, to adjourn the Closing Date for the period required for such purpose. Seller will be deemed to have satisfied the foregoing requirement with respect to any Involuntary Monetary and Mechanics' Liens, provided that on the Closing Date the Title Insurer will issue or bind itself to issue the Title Commitment without additional premium (unless Seller shall pay such premium) which will (i) insure Purchaser against collection of such Involuntary Monetary and Mechanics' Liens or enforcement thereof against the Property and (ii) agree to issue a title commitment to any subsequent mortgagee or purchaser of the Property from Purchaser, which commitment will insure such mortgagee or purchaser against collection of such Involuntary Monetary and Mechanics' Liens out of the Property or enforcement thereof against the Property without any additional premium.

                     (b) In addition, Seller will, without limitation as to the amount thereof and at its sole cost and expense, cause to be removed at or prior to the Closing (i) all mortgages, assignments of leases and rents, financing statements and deeds of trust whether created prior to or after the date hereof, (ii) judgments or tax liens (other than real estate tax liens which are addressed in Section 6.4.1.) against the Property resulting from Seller's failure to pay any obligation of Seller or (iii) voluntary liens or encumbrances (including mechanics' liens filed against landlord for work performed on Seller's behalf but excluding mechanics' liens filed in connection with work performed on behalf of Tenant, except as provided for in
Section 4.3.2.(a)), affecting the Property, which liens or encumbrances result from Seller's ownership or operation of the Property.

                4.3.3. Notwithstanding the provisions of Section 4.3. hereof, Purchaser may at any time accept the Owner's Policy in such form as the Title Insurer is willing to issue, without reduction of the Purchase Price or any credit or allowance on account thereof or any claims against Seller except that if on the Closing Date there remain unremoved Involuntary Monetary and Mechanics' Liens which have neither been removed by Seller nor insured over by the Title Insurer as provided in Section 4.3.2., and Seller has not used the entire Cure Amount in removing such liens, then Purchaser may elect to close subject to such unremoved Involuntary Monetary and Mechanics' Liens and receive the Cure Amount, less any amounts previously paid by Seller or deposited with the Title Insurer to remove or obtain insurance over any Involuntary Monetary and Mechanics' Liens, as a credit against the Purchase Price. The acceptance of the Deed by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller's part to be performed under this Agreement, except for those which this Agreement specifically provides shall survive the Closing.

                                  ARTICLE 5

                  REPRESENTATIONS, WARRANTIES, AND COVENANTS
          Section

5.1. Seller's Representations And Warranties. In order to induce
Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows:

                    5.1.1. As to Organization, Power and Authority.

                         5.1.1.1. Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of New Jersey.

                         5.1.1.2. Seller has full right, power and authority to
enter into and perform its obligations under this Agreement and the other instruments and documents contemplated herein to be executed and performed by it, including, without being limited to, those conveying the Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (1) have been duly authorized by all necessary action on the part of the Seller, (2) do not require any governmental or other consent other than the consent of the NJDEP as set forth in Section 5.4.5. hereof, and (3) will not result in the breach of any agreement, indenture or other instrument to which Seller is a party or is otherwise bound. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof.

                         5.1.1.3. Neither Seller nor the Property is in the
hands of a receiver nor is an application for a receiver pending or contemplated. Seller is neither insolvent nor has made an assignment for the benefit of its creditors, nor has Seller filed, or had filed against it, any petition in bankruptcy, nor is any such petition contemplated or threatened.

                         5.1.1.4. Seller is a "non-foreign person" within the
meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

                         5.1.1.5. To the best of Seller's knowledge, Seller is
the sole owner of, and has good and marketable title to the Intangible Property free and clear of all liens, encumbrances, claims, chattel mortgages, conditional bills of sale, security interests and demands, other than the Permitted Title Exceptions.

                         5.1.1.6. Seller has not entered into any agreement
currently in force to sell or mortgage or otherwise encumber or dispose of its interest in the Property or any part thereof, except for this Agreement and those relating to any existing mortgages and encumbrances as set forth on Exhibit J which will be satisfied or discharged on or before the Closing Date.

                    5.1.2. As to the Property.

                         5.1.2.1. There is no litigation, action or proceeding
pending against the Property, Seller's interest in the Property, or any part thereof, before any court or Governmental Authority, except as shown on Exhibit G (the "CLAIMS"). Except as shown on Exhibit G, Seller has not received notice of any citations, violations, suits, proceedings, orders, decrees or judgments relating to zoning, building, use and occupancy, traffic, storm water management, fire, health, sanitation,

Environmental Laws or other laws or regulations, against, or with respect to, the Property or any part thereof which remain uncured or remain of record. Exhibit L sets forth a complete list of the agreements currently in effect between Seller and the NJDEP or any other Governmental Authority relating to the environmental remediation of the Property.

                         5.1.2.2. Seller will not modify or cancel any of the
covenants of record as of the date hereof or hereafter modify any building or use related permit, approvals or consent currently in effect and relating to the Property.

                         5.1.2.3. Seller has not received any notice from any
Governmental Authority that (i) the Property is not properly zoned for its current use or (ii) the Property is being operated as a non-conforming use. Various aspects of Seller's use may not comply with existing zoning rules and regulations issued by the applicable Governmental Authority with respect to the Property, such as outside storage.

                         5.1.2.4. Seller has not received any notice from any
Governmental Authority that the Property is violating any law governing the number of parking spaces required for the Property.

                         5.1.2.5. There are no operating or other agreements
(written or oral) currently affecting the Property except as set forth on Exhibit C.

                         5.1.2.6. To the best of Seller's knowledge the Property
has not suffered any material damage by fire or other casualty that has not heretofore been repaired. Seller has not in the last twenty-four (24) months been rejected for insurance coverage or received a denial from an insurance underwriter because of structural deficiencies on the Property, and since the issuance of Seller's most recent insurance policies, Seller has not received written notice of any such deficiency from its insurer. Seller presently has and will continue in effect until Closing liability and casualty (including fire) insurance policies in the amounts and types set forth on Exhibit I with respect to the Property.

                         5.1.2.7. Seller has not received any notice from any
Governmental Authority that there are tax abatements or exemptions affecting the Property. Seller has instituted proceedings for calendar year 1996 to cause a reduction in the Property's real estate tax assessment, and such proceedings are presently pending. Between now and the Closing, Seller will advise Purchaser of any proposed real estate tax assessments and the amounts of such assessments, and Seller and Purchaser will cooperate jointly in commencing and prosecuting such proceedings, if requested by Purchaser, on or before Closing.

                         5.1.2.8. Seller has not received notice from any
Governmental Authority that (a) there are special or other assessments for public improvements or otherwise now affecting the Property, or (b) that there are any pending or threatened special assessments affecting the Property.

                         5.1.2.9. Seller has not received notice from any
Governmental Authority with respect to any actual or threatened taking (which has not already been completed) of any portion of the Property for any purpose by the exercise of the right of condemnation or eminent domain.

                         5.1.2.10. The Seller's employees at the Property were
unionized.

                         5.1.2.11. Except as set forth in Exhibit C and except
for the Lease, there are no contracts, including, without limitation, agreements relating to the management, service, maintenance, purchase of materials, supplies, equipment, machinery parts, products, employee benefits (including collective bargaining, pensions, profit sharing or unions) relating to the Property which would be binding on the Purchaser subsequent to the Closing. Exhibit C is a complete list of all Contracts, each of which is, to the best of Seller's knowledge, in full force and effect, and none of which has been amended or modified except as disclosed in Exhibit C. To the best of Seller's knowledge, no other party is in material default under any of the items set forth on Exhibit C.

                         5.1.2.12. Seller has not received any notice of any
default or breach under any of the covenants, conditions, restrictions or agreements affecting the Property.

                         5.1.2.13. The Property is the subject of an ongoing
environmental remediation pursuant to an Administrative Consent Order ("ACO") between Seller and NJDEP, previously furnished to Purchaser, and included in Exhibit C. Seller has disclosed and made available for inspection by Purchaser and its consultants the Seller's and Seller's consultants' reports submitted to the NJDEP, and all of Seller's files reflecting Seller's and Seller's consultants' environmental assessments, evaluations, contamination delineation and remediation efforts to date under and with respect to the ACO, including but not limited to Seller's remedial investigations. Seller is presently remediating certain, and already has remediated other, of the areas of concern ("AREAS OF CONCERN") identified in Seller's remedial action reports and work plans, and in the map attached hereto as Exhibit L, and identified as follows:

          1)  Areas labeled "A" through "J";
          2)  the swale;
          3)  the unnamed tributary; and
          4)  the area of the removed underground tanks.

Except as provided in Section 5.5.2. of this Agreement, and as more specifically set forth in the Environmental Indemnity Agreement attached hereto as Exhibit N, Seller will retain exclusive responsibility for completing the remediation of the foregoing Areas of Concern and any other obligation Seller has or may have under the ACO, all of which shall be at Seller's sole cost and expense. Seller's obligations as set forth in this Section will survive Closing.

                         5.1.2.14. Seller's remediation of the Areas of Concern
will include use and deed restrictions. A copy of the text to be used as part of the deed which will be executed and recorded in effecting such use or deed restrictions is attached hereto as Exhibit L (the "Use Restriction Language"). The Use Restriction Language is the form of the use restriction language presently mandated by the

NJDEP for establishing use and deed restrictions. If at any time in the future the NJDEP changes the substance or form of such use restriction langauge, Seller will execute the revised deed with such revised language instead of the deed which contains the Use Restriction Language as set forth in Exhibit L. As set forth more particularly in Section 5.5.2. of this Agreement, Purchaser acknowledges receipt of this advice and is willing to accept such use and deed restrictions subject to the limitations set forth in Section 5.1.2.16. below. Seller will keep Purchaser informed of all communications with NJDEP which bear upon Seller's further environmental activities under the ACO and shall provide Purchaser with copies of any proposed use a deed restrictions at least 30 days prior to the recordation of same. In addition to possible use and deed restrictions, Purchaser consents to whatever further remediation may be necessary to enable Seller to comply with and discharge Seller's obligations under the ACO, subject to the limitations set forth in Section 5.1.2.16. below.

                         5.1.2.15. Seller has furnished NJDEP with the notice
annexed to this Agreement as Exhibit R. Seller is continuing its efforts to ascertain whether any potential condition referenced in the notice may in fact exist and whether any such condition will require remediation or other environmental activity. Any such condition which exists may be included as an Area of Concern under the ACO and if so will become subject to remediation thereunder, including but not limited to remediation by deed restriction in whole or in part. Purchaser agrees that Seller, at its sole cost and expense, after providing notice to Purchaser, may undertake such potential remediation or other environmental activity relating to subject to the restrictions set forth in Section 5.1.2.16. below.

                         5.1.2.16. Notwithstanding anything to the contrary set
forth in Sections 5.1.2.13, 5.1.2.14 and 5.1.2.15 above, Seller shall not undertake and Purchaser shall not be required to undertake or consent to any remediation activity or grant any use or deed restriction ordered or otherwise mandated by NJDEP ("NJDEP mandate") if Purchaser objects to and requests that Seller contest any such mandate.

          Upon receipt of such a request from Purchaser, Seller and Purchaser will contest such NJDEP mandate by all legal means available, including but not limited to administrative relief and subsequent judicial review, through appeal. The filing and similar costs of any and all such proceedings will be borne equally by Seller and Purchaser. All such proceedings will be conducted by counsel mutually acceptable to Seller and Purchaser, and Seller and Purchaser will each pay one-half of the legal fees of such counsel. Upon the entry of a final, non-appealable order or judgment terminating any such proceedings brought to contest an NJDEP mandate, Seller will comply with each such NJDEP mandate. The Purchaser will cooperate with Seller as provided in Sections 5.1.2.13, 5.1.2.14, 5.1.2.15 and 5.5.2 in implementing each such NJDEP mandate, and Purchaser will do so without any further qualification to Sections 5.1.2.13, 5.1.2.14, 5.1.2.15 and 5.5.2 by this Section 5.1.2.16. For each contested mandate as to which proceedings have been terminated by final, non-appealable order or judgment, this Section
5.1.2.16 will be deemed to be of no further force or effect whatsoever. The provisions of this Section 5.1.2.16 shall survive the closing.

               5.1.3.   As to Leases, Contracts, Permits and Policies.

                    5.1.3.1. (1) There are no occupancy rights (written or oral), leases or tenancies presently affecting the Property other than the Lease; (2) Seller will allow Purchaser to examine during the Contingency Period, and will deliver to Purchaser at Closing a true and complete copy of the Lease, as amended; the Lease represents the complete agreement between Seller and the Tenant as to all rights, liabilities and obligations of Seller and the Tenant in and to the premises demised thereunder; (3) the Lease is in full force and effect; (4) to the best of Seller's knowledge, the Tenant has not assigned its rights under the Lease or sublet any portion of the leased premises; (5) the Tenant has not been granted any renewal or extension options except as disclosed in the Lease, nor does Tenant have an option to purchase the Property or any part thereof; (6) Seller has performed its obligations under the Lease in all material respects; Seller has not received from Tenant any notice claiming any material default by Seller under the Lease which has not been complied with, or any right of set-off or counterclaim against Seller, and, to the best of Seller's knowledge, no condition has occurred which with the lapse of time or giving of notice would constitute a material default by Seller as landlord under the Lease; (7) Seller has not given Tenant any written notice claiming any material defaults or nonpayment of rent by Tenant under the Lease which has not been complied with, and to Seller's knowledge, no event has occurred which with the lapse of time or giving of notice would constitute a material default by the Tenant under its Lease; (8) all work required to be performed by the landlord pursuant to the Lease has been completed and fully paid for; (9) the information contained in the RENT ROLL annexed hereto as Exhibit D is true and correct in all material respects and contains a schedule of the Lease and each modification and amendment to the Lease, if any; (10) Seller has not accepted any prepaid rent or prepayment of any other sum due under the Lease more than thirty (30) days in advance; (11) Exhibit D contains the security deposit paid by Tenant under the Lease; (12) the Tenant has not contested any Charges (as defined in Section 6.4.2.2.), or any other amounts payable under the Lease which have not been resolved, and any such resolution will not adversely affect the Purchaser after the Closing Date; and (13) (i) Seller has no obligations to perform any decorating, repairs or alterations in or to the Tenant's space, and (ii) Seller as landlord under the Lease has no obligation to reimburse Tenant under its Lease for any such decorating, repairs or alterations, and (iii) no equipment other than building service equipment is required to be furnished for Tenant.

                5.1.3.2. Except for any brokerage commissions, fees or other compensation due with respect to any extension of the term of the Lease or expansion of space under the Lease which may be granted or agreed to, or which may be specifically provided for under the Lease on or after the Closing Date ("EXTENSION COMMISSIONS"), no brokerage commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable), with respect to the Lease pursuant to any existing agreement which would be binding on the landlord under such Lease after the Closing Date. There will not remain in effect after the Closing any exclusive or continuing brokerage agreements binding on Purchaser as to any of the space covered by the Lease or as to any space in the Property or, except for the Commission Agreement identified in Exhibit C, in connection with Extension Commissions. As of the Closing Date, no actual or pending claims or rights exist or may accrue against Seller which will be binding on Purchaser for any brokerage commission, fee or other compensation in respect of all or any portion of the Property that is subject to a Lease except in connection with the Extension Commissions.

                         5.1.3.3. No management commission, fee or other
compensation will be payable by Purchaser from and after the Closing Date with respect to the management of the Property prior to the Closing Date.

                         5.1.3.4. The documents listed on Exhibit K hereto are
all of the Licenses (including all amendments, modifications, supplements and extensions thereof) and neither Seller nor its managing agent has received any notice from any Governmental Authority that Seller is in default under or has breached any of the Licenses.

                         5.1.3.5. Seller has no patents, registered trademarks
or registered trade names which are used by Seller with respect to the Property.

                         5.1.3.6. The documents delivered to Purchaser pursuant
to this Agreement are true and correct copies or originals and, to the extent the information contained in such documents contains factual information which originated with Seller, such information is true and correct, and to the extent the information contained in such documents contains factual information which did not originate with Seller, to the best of Seller's knowledge, such information is true and correct.

                         5.1.3.7. All statements made herein are true and
correct, and the information provided and to be provided by Seller to Purchaser relating to this Agreement does not and will not contain any statement which is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make any statement contained therein not false or misleading in any material respect.

          Section 5.2.  Survival Of Seller's Representations And Warranties.

                5.2.1. At Closing, Seller shall deliver to Purchaser a certificate of the Seller which will confirm that the warranties and representations are in all material respects true and correct as of the date of the Closing (to the best of Seller's knowledge, where so specified above), subject to changes for matters beyond Seller's control and otherwise as expressly permitted or contemplated by this Agreement. Seller's representations and warranties shall survive the Closing Date for a period of three (3) years.

                5.2.2. If, prior to the Closing Date, any event or circumstance occurs or first becomes actually known (without imputation and without duty of inquiry) to Purchaser, or written notice thereof is first actually received by Purchaser, and if the same would make false in a material manner any representation or warranty of Seller hereunder (a "CHANGE"), then, notwithstanding anything to the contrary in this Agreement, but subject to Seller's cure right provided for in the next sentence, Purchaser may elect to terminate this Agreement after providing Seller ten (10) days' notice within which to cure such Change. Seller shall notify Purchaser whether Seller will undertake to cure the event or circumstance which gave rise to such Change. Seller will have a reasonable period of time, consistent with what would customarily need to be done to cure such event or circumstance, in order to effect the cure, which will be at Seller's sole cost and expense. If Seller notifies Purchaser that it will not undertake to cure such event or circumstance, then Purchaser may terminate this Agreement as provided for above in this Section 5.2.2., and upon such termination, Seller will instruct the Escrow Agent to return the Earnest Money Deposit to Purchaser, and thereupon neither Purchaser nor Seller shall have any further rights against the other, except for such provisions of this Agreement specifically intended to survive such termination.

                5.2.3. If such Change is attributable to the intentional acts or bad faith of Seller, Purchaser may elect to terminate this Agreement without permitting Seller to cure as provided in Section 5.2.2. above, and in the event of such termination

Purchaser shall have such remedies with respect to such Change as provided for in Section 9.2. hereof.

           Section 5.3. Purchaser's Representations And Warranties. In order to induce Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

                5.3.1. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full right, power and authority to enter into and perform its obligations under this Agreement and the other instruments and documents contemplated herein to be executed and performed by it. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (1) have been duly authorized by all necessary action on the part of the Purchaser, (2) do not require any governmental or other consent other than the consent of the NJDEP as set forth in Section 5.4.5. hereof, (3) will not result in the breach of any agreement, indenture or other instrument to which Purchaser is a party or is otherwise bound, and (4) constitute the valid and binding obligation of Purchaser.

                5.3.2. At Closing, Purchaser shall deliver to Seller a certificate of the Purchaser which will confirm that the warranties and representations set forth in Section 5.3.1 above are in all material respects true and correct as of the date of the Closing subject to changes expressly permitted or contemplated by this Agreement.

Purchaser's representations and warranties contained in this Section 5.3. shall survive the Closing for a period of three (3) years.

                5.3.3. Purchaser acknowledges that it has received and/or has inspected or been given access to all the information, documents and advice contained or referred to in the Seller's representations and warranties.

          Section 5.4.  Seller's Covenants.

                5.4.1. Except as set forth in Sections 5.4.6. and 5.4.7. hereof, and except as set forth in the Lease annexed to this Agreement as Exhibit Q, on the Closing Date, Seller shall tender possession of the Property to Purchaser in the same condition the Property was in on the date of this Agreement, subject to reasonable use, wear and tear and, subject to Article 8, Seller shall make all needed repairs as and when required to keep the Property in its present condition. Seller agrees that between the date hereof and the Closing Date it shall continue to operate the Property in substantially the same manner it has operated the Property prior to the date hereof and shall not take any action to adversely affect the Property or to limit Purchaser's proposed use of the Property.

                5.4.2. Seller covenants and agrees that from and after the date of this Agreement until the Closing Date or the earlier termination of this Agreement by Purchaser, or as a result of a default by Purchaser hereunder:

                         1.   Seller will not, without the prior written
consent of Purchaser, enter into any new employment, management, service, maintenance or union agreements relating to the Property or renew or extend any Contracts, unless such new agreements and such Contracts, as renewed or extended, will be cancelable by Purchaser on not more than thirty (30) days prior notice without any costs for such cancellation.

                         2.   The insurance policies described on Exhibit I (or
substantially similar substitute policies and with companies of similar or better financial strength) shall be maintained in full force and effect.

                         3.   Seller shall not sell, encumber or grant any
interest in the Property or any part thereof, except to effect the "deed restrictions" referred to in Sections 5.1.2.13., 5.1.2.14., 5.1.2.15.
and 5.5.2.

                         4.   Seller shall not, without the prior written
consent of Purchaser, enter into any new Lease, permit occupancy of space on the Property which is presently vacant or which may hereafter become vacant or extend the term of the Lease (collectively, a "NEW LEASE").

                         5.   Seller shall not terminate or accept a surrender
of the Lease if Tenant is not in default or modify, cancel, or amend the Lease, or release Tenant from liability under the Lease without the prior written consent of Purchaser.

                         6.   Seller shall not initiate any action to alter or
amend the zoning classification of the Property, or otherwise intentionally perform any act or deed which shall diminish, encumber or affect Purchaser's rights in and to the Property or prevent Seller from performing fully its obligations hereunder.

                         7.   Seller shall not solicit or encourage directly or
indirectly (including solicitation or encouragement by any broker retained by Seller), inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiation concerning any proposal for the sale or lease of the Property.

                         8.   Seller shall not fill the railroad siding located
on the Property with contaminated soil or any other type of fill.

                5.4.3. From and after the date of this Agreement, Seller will defend or will cause its insurance carrier to defend any claims that Seller has breached any contractual obligation of Seller (including without limitation the Lease) and any tort claims against Seller, which arose before the Closing Date, with the result that Purchaser will not be liable with respect to such claims for any actual loss, costs or damages in connection therewith, including litigation costs and expenses and excluding any costs or expenses for Purchaser's employees' time or overhead but including any expenses paid by Purchaser to third parties in assisting or cooperating with Seller in defending any such claims. Seller agrees to indemnify and hold harmless Purchaser from and against, and to reimburse Purchaser with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs, and expenses (including reasonable attorneys' fees and courts costs) asserted against or incurred by Purchaser by reason of or arising out of any such alleged breach of contract or tort claim.

                5.4.4. With respect to any written notices to Seller received by Seller prior to Closing of violations of law or municipal ordinances, orders or requirements issued by any Governmental Authority against or affecting the Property (the "VIOLATIONS"), Seller shall have the option either to (a) elect not to cure such Violation(s), or (b) to cure any such Violation(s) prior to Closing, to the extent it is practicable to so effect such a cure. If Seller elects to cure the Violation(s), then if any Violation(s) remains uncured on the Closing Date, Seller shall be given a reasonable time, consistent with the nature of the work to be done, the availability of tradespeople to accomplish the work, and the weather and other physical conditions required for the work to be accomplished efficaciously and at minimal cost, to effect such cure, or, at Seller's election, Purchaser shall receive a credit against the Purchase Price equal to the mutually agreed upon estimated cost of curing the same. Notwithstanding the foregoing, in the event, Seller elects not to cure any violations, then Purchaser, at its election, may as its sole remedy in respect thereof either (A) terminate this Agreement, in which event the parties shall direct the Escrowee to return the Earnest Money Deposit to Purchaser and neither party hereto will have any further obligations except for those which specifically survive the termination hereof, or (B) accept the Property subject to the Violations without reduction of the Purchase Price or any credit or allowance on account thereof or any claims against Seller.

                5.4.5. Seller shall, at its sole cost and expense, use its best efforts to obtain from the New Jersey Department of Environmental Protection ("NJDEP") the Transfer Authorization provided for in N.J.S.A. 13:1K-11.5(b) permitting the transfer of the Property to Purchaser. If such Authorization has not been issued by the NJDEP by April 15, 1997, for any reason, this Agreement may be terminated by Purchaser. Upon Purchaser providing written notice of such election to Seller and Escrowee, this Agreement shall terminate and Escrowee shall return the Earnest Money Deposit to Purchaser, and neither party shall have any further liability to the other hereunder.

                5.4.6. Seller shall, at its sole cost and expense, on or before the Closing Date, store any of its Personal Property then remaining on the Property in the 30,000 square feet to be leased to Seller by Purchaser as provided in Section 6.6.(B)(5) and Exhibit O of this Agreement.

                5.4.7. Seller shall, at its sole cost and expense, on or before the Closing Date: (i) except for the CV platforms presently existing at the Property and located between columns 8 and 11 as shown on Exhibit S annexed hereto, remove all foundations and platforms which supported machinery and equipment previously located on the Property as well as remove any associated electrical or mechanical equipment specifically associated with that machinery or equipment, and restore the floor to level condition in the area of all such foundations and platforms so removed; (ii) fill all elevator "pits", and cover such pits with cement which will be level with the existing floors and (iii) arrange for the breaking up of or scrubbing of all concrete floors which are oil soaked.

                5.4.8. Seller shall promptly notify Purchaser of any Change, as defined in Section 5.2.2.

                5.4.9. The provisions of this Section 5.4. shall survive the Closing Date.

          Section 5.5.  Purchaser's Covenants.

                5.5.1. Except for the representations and warranties and covenants expressly made in this Agreement, Seller has made no representations, warranties or covenants with regard to the Property and Purchaser is purchasing the Property in its "as is" and "where is" condition.

                5.5.2. Purchaser grants to Seller, its consultants and contractors and to NJDEP the right to enter upon the Property as required to perform or monitor the work necessary under the ACO or as otherwise required by NJDEP, including but not limited to all activities and acts referred to in Sections 5.1.2.13., 5.1.2.14. and 5.1.2.15. Subject to the limitations set forth in Sections 5.1.2.16, Purchaser shall cooperate with Seller to enable Seller to complete and discharge Seller's obligations under the ACO to the satisfaction of the NJDEP, including granting Purchaser's consent to, and including Purchaser's entry into and/or recording of use or deed restrictions with respect to the Property which are set forth in Exhibit P. Seller shall provide Purchaser with reasonable advance notice of the exercise of the right of access to the Property. At Closing Seller's deed shall include and reserve to Seller the rights set forth in this Section 5.5.2., in substantially the form set forth in Exhibit P annexed to this Agreement.

                                   ARTICLE 6

                                    CLOSING

          Section

6.1. Conditions To Purchaser's Obligations To Close. The obligation of Purchaser to close under this Agreement and to pay the Purchase Price therefor shall be subject to the fulfillment on and as of the Closing Date of all of the following conditions (in addition to any other conditions to Purchaser's obligation under this Agreement which are set forth elsewhere herein):

                6.1.1. Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including, without limitation, those provided for in Section 6.6.

                6.1.2. Except as provided in Section 5.2., all of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if the same were made on and effective as of such date.

                6.1.3. Seller shall have performed and observed, in all material respects, all covenants, agreements and conditions of this Agreement to be performed and observed by Seller as of the Closing Date. Purchaser shall have the right, at its election, at or prior to the Closing by notice to Seller, to waive any condition set forth in this Agreement to its obligation hereunder and by effecting the Closing, Purchaser shall be deemed to have waived any such condition not then fulfilled. Nothing contained in the preceding sentence, however, shall limit, constitute a waiver or otherwise affect the liability of Seller with respect to any covenants, indemnities, warranties and representations which survive the Closing pursuant to the terms hereof.

                6.1.4. Purchaser shall have received on or before March 1, 1997 (the "COMMITMENT DATE"), a [written commitment] from the New Jersey Economic Development Authority ("EDA") pursuant to which the EDA agrees to make [a loan] to Purchaser, in an amount not less than $6,480,000, or such lesser sum as Purchaser shall be willing to accept, at the prevailing fixed rate of interest for a term of at least 30 years and on other customary commitment terms, secured by a first mortgage on the Property. Purchaser shall
(a) make prompt application to the EDA for such mortgage loan, (b) furnish accurate and complete information on Purchaser, as required, (c) pay all charges required in connection with such application and loan, (d) pursue such application with diligence, (e) cooperate in good faith with the EDA to the end of securing such first mortgage loan, (f) furnish Seller with proof that Purchaser has filed its application for the EDA [loan], substantially contemporaneously with such filings, and (g) promptly give notice to Seller when and if such commitment is issued by the EDA. Purchaser shall comply with all requirements of such commitment and shall furnish Seller with a copy thereof promptly after receipt thereof. If such commitment is not issued on or before the Commitment Date, then, unless Purchaser has accepted a commitment that does not comply with the requirements set forth above, Purchaser may cancel this Agreement by giving notice to Seller within five (5) business days after the Commitment Date, in which case this Agreement shall be deemed canceled and thereafter neither party shall have any further rights against, or obligations or liabilities to, the other by reason of this Agreement (except as specifically otherwise provided herein), except that the Earnest Money Deposit shall be promptly refunded to Purchaser.

           Section 6.2. Conditions To Seller's Obligations To Close. The obligation of Seller to close under this Agreement shall be subject to the fulfillment on or before the Closing Date of all of the following conditions (in addition to any other conditions to Seller's obligation under this Agreement which are set forth in this Agreement):

                6.2.1. Purchaser and/or Escrowee shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including, without limitation, those provided for in
Section 6.6.

                6.2.2. All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if the same were made on and effective as of such date.

                6.2.3. Purchaser shall have performed and observed, in all material respects, all covenants, agreements and conditions of this Agreement to be performed or observed by Purchaser as of the Closing Date. Seller shall have the right, at its election at or prior to the Closing by notice to Purchaser, to waive any condition set forth in this Agreement to its obligation hereunder and by effecting the Closing, Seller shall be deemed to have waived any such condition not then fulfilled. Nothing contained in the preceding sentence, however, shall limit, constitute a waiver or otherwise affect the liability of Purchaser with respect to any covenants, warranties, representations or indemnities which survive the Closing pursuant to the terms hereof.

          Section 6.3.  Closing.

                6.3.1. The closing of the transaction provided for in this Agreement (the "CLOSING") will be held at 10:00 a.m. at the offices of Francis
T. Giuliano, Esq. in Ramsey, New Jersey, 07446 (or at such other place upon which Seller and Purchaser shall agree) on the Closing Date, provided, however, that Purchaser and Seller shall each be entitled to adjourn the Closing upon notice to the other party hereto given as soon as reasonably practical prior to or on the scheduled Closing Date (as the same may have been adjourned pursuant to this sentence or as otherwise provided in this Agreement) one or more times for reasonable periods not in excess of ten (10) days of adjournment by either of the parties, if the party giving such notice or its attorneys are unable to perform their obligations on the Closing Date for reasons beyond their reasonable control in the nature of force majeure which shall include, but shall not be limited to, events in the nature of physical illness, death of a family member, disruption of the means of transportation or the financial institutions relied upon by any such party or failure of reputable overnight delivery services to perform within the normally anticipated periods of performance. Except as set forth in
Section 4.3.1., there shall be no right to adjournment of the Closing to any date beyond April 20, 1997.

                6.3.2. In the event this Agreement is validly terminated pursuant to a specific provision of this Agreement providing therefor, Escrowee shall be directed to return the Earnest Money Deposit as specifically provided for herein.

           Section 6.4. Prorations. The following items shall be apportioned (the "PRORATIONS") between the parties as of 11:59 p.m. of the day immediately preceding the Closing Date and shall be documented in a statement (the "CLOSING STATEMENT") executed and delivered by Purchaser and Seller:

                6.4.1. Taxes. General real estate taxes and special assessments required to be paid in calendar year 1997 shall be prorated on a calendar year basis as of the Closing Date on the basis of the actual amount of the most recent tax bill. If any special assessment is payable in installments, Purchaser and Seller will only adjust for such special assessment on the basis of the minimum payment due on such special assessment for the tax year in which the Closing occurs.

                6.4.2. Rent. Rent shall be prorated for the month in which the Closing Date occurs, with Seller entitled to receive rent for the period prior to the Closing Date, and with Purchaser entitled to receive rent for the period from and after the Closing Date. No rent proration shall be made for rents other than rents which have been received by either Seller or Purchaser; no credit proration shall be made at any time for rents which have accrued but which have not been paid in cash. Seller's remedies for rent unpaid at the time of Closing are stated in Section
6.4.3. below. Rents which have been received by Seller for the month in which the Closing occurs will be considered prepaid rent for the portion of that month occurring from and after the Closing, and Purchaser shall receive credit for prepaid rents hereunder.

                         6.4.2.1. Seller shall be entitled to fixed, minimum and
base rents for the period prior to the Closing Date. Seller shall be entitled to retain payments it has received from Tenant, or for which it has billed Tenant, for heat, electricity and real estate taxes, for the month in which Closing occurs. Purchaser and Seller will prorate these items as provided in Sections 6.4.1. and 6.4.6.

                         6.4.2.2. Overage rents ("OVERAGE RENTS") to be prorated
hereunder shall include consumer price index, escalation payments and other similar rental payments in excess of fixed, minimum and base rents under the Leases, whether finally determined before or after the expiration of the fiscal years under the Leases. Charges ("CHARGES") to be prorated hereunder shall include maintenance charges, taxes, operating expenses and similar expenses to the extent Tenant under Lease pays monthly estimates with an adjustment at the end of each fiscal year applicable to Charges. Overage Rents and Charges shall be separately prorated under each Lease on the basis of the fiscal year set forth in each Lease for the payment of Overage Rents and Charges. All interim Overage Rent and Charges payments made before the Closing Date shall be retained by Seller until year-end adjustment and determination of Seller's allocable share thereof. At the Closing, Seller shall provide a schedule listing all Overage Rents and Charges it has collected for the current fiscal year. All amounts received by Purchaser on or after the Closing Date as interim payments of Overage Rents and Charges shall be retained by Purchaser until year-end adjustment and determination of Seller's allocable share thereof. Purchaser shall endeavor to complete the year-end adjustment within one hundred-twenty (120) days of the end of the relevant fiscal year after the Closing Date and will compute such adjustment in a reasonably prudent manner provided that prior to forwarding the adjustment to Tenant, Purchaser will forward a copy to Seller. Purchaser may not waive any Delinquent Amounts nor modify the Lease so as to reduce amounts or charges owed under the Lease for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining Seller's written consent. Upon final determination of Overage Rents and Charges owed by the Tenant under the Lease for the fiscal year under that Lease in which the Closing Date occurs, Seller and Purchaser shall adjust between themselves amounts owed for such fiscal year (as applicable to the specific Overage Rent or Charge) on account of Overage Rents and Charges, and Seller's allocable share of such Overage Rents and Charges shall be equal to an amount determined by multiplying separately each of the Overage Rents and Charges owed by the fraction whose numerator is the number of days in such fiscal year before the Closing Date, and whose denominator is the total number of days in such fiscal year for the relevant Overage Rent or Charge. At the end of the fiscal year for the Lease for which Overage Rents or Charges are due, Purchaser shall promptly bill the amounts due, if necessary, and shall diligently pursue such payment. Within fifteen (15) days after collection, Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any, less a pro rata share of costs of collection paid to third parties, if any. If Seller has retained amounts in excess of its allocable share, Seller, within fifteen (15) days after notice from Purchaser of the excess owed Purchaser, shall remit such excess to Purchaser.

               6.4.3.   Collections and Applications of Payments after Closing.

                         6.4.3.1. After the Closing Date, Purchaser shall bill
Tenant for all amounts due under the Lease, including amounts accruing prior to the Closing Date and at Seller's reasonable request, Purchaser shall provide such information to Seller. Any amounts due and owing Seller before the Closing Date by Tenant under the Lease which are unpaid on the Closing Date are collectively called "DELINQUENT AMOUNTS." Rental and other payments received by Purchaser or Seller from Tenant shall be applied first toward the actual and reasonable out-of-pocket costs of collection paid to third parties; then, if on the Closing Date Tenant is not in arrears in excess of one month's rent, then any sums collected by Purchaser shall be applied against the Delinquent Amount up to the amount in arrears on the Closing Date, but not to exceed one month's rent and be promptly remitted to Seller; then toward the payment of rent and other charges owed to Purchaser, and any excess monies received shall be applied to the payment of the balance of the Delinquent Amounts of the Tenant who on the

Closing Date was in arrears in excess of one months rent. Purchaser may not waive any Delinquent Amounts nor modify the Lease so as to reduce amounts or charges owed for any period in which Seller is entitled to receive a share of charges or amounts, without first obtaining Seller's written consent.

                         6.4.3.2. During the first year after the Closing Date,
Seller shall have and reserve the right to pursue any remedy against Tenant for Delinquent Amounts provided that (i) Seller shall notify Purchaser of its intent to institute any legal proceeding relating thereto not less than sixty
(60) days prior to the institution thereof, (ii) Seller shall not institute any legal proceedings for collection of Delinquent Amounts prior to the expiration of thirty (30) days following the Closing Date, (iii) Seller shall in no event institute any proceeding to evict or dispossess Tenant from the Real Property, and (iv) Seller shall not take any action which would limit Purchaser's rights to pursue any remedy Purchaser may have for a default under the Lease. Purchaser may, by written notice to Seller within twenty (20) days of receipt of Seller's notice, restrict Seller from collecting such Delinquent Amounts, but only if Purchaser first pays Seller such Delinquent Amounts in exchange for Seller's assignment to Purchaser of all of Seller's rights and causes of action with respect thereto. With respect to Delinquent Amounts owed by tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto. Seller shall indemnify and hold harmless Purchaser from any action taken by

Seller in violation of the provisions of this Section. The provisions of this
Section 6.4.3. shall survive the Closing.

                6.4.4. Prepaid Rents and Security Deposit. All prepaid rents and security and other deposits of the Tenant under the Lease not theretofore applied to cure defaults by the Tenant, with accrued interest thereon, to the extent any interest is required to be paid to the Tenant shall be delivered by Seller to Purchaser on the Closing Date by unendorsed certified or official bank check to Purchaser's order, or at Seller's election Seller may give Purchaser a credit against the Purchase Price in the amount of such prepaid rent, security deposits and accrued interest. The provisions of this Section
6.4.4. shall survive the Closing.

                6.4.5. Contracts. Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any Contracts which have been assigned to Purchaser, and Seller shall be entitled to a credit to the extent that sums have been paid under any Contracts which have been assigned to Purchaser for services to be performed or goods to be delivered after the Closing Date.

                6.4.6. Utility and Fuel Charges. Seller shall cause all water, electricity, gas and other utility meters to be read on the day preceding the Closing Date, or as close thereto as may be possible, and shall pay all bills rendered as a result of such readings. The cost of such utilities for the period, if any, between the date of the meter reading and the Closing Date shall be adjusted on the basis of the most recently issued bill therefor. If Seller does not obtain such a meter reading for any such utility, the adjustment therefore shall be on the basis of the most recently issued bill therefor, subject to post-Closing adjustment in accordance herewith. At the Closing, Purchaser shall reimburse Seller in an amount equal to all deposits, if any, made by Seller with any utility which the utility shall require remain on deposit for the benefit of Purchaser subsequent to the Closing. In the event that there are any fuel oil supplies, the fuel oil supplies will be prorated on the quantity on hand no earlier than three (3) business days prior to the Closing Date based on Seller's cost therefor (including sales tax, if any) based on measurements thereof by Seller's regular suppliers.

                6.4.7. Other Items of Expense or Receipt. All other customarily prorated items of expense or receipt for properties similar to the Property in North Brunswick, New Jersey, shall be prorated between the parties hereto as of the Closing Date. Except with respect to items prorated at Closing (a) Seller shall be responsible for payment of any and all bills or charges incurred by Seller or its agent prior to the Closing Date for work, services, supplies or materials in respect of the Property, and (b) Purchaser shall be responsible for payment of any and all bills or charges incurred on and after the Closing Date for work, services, supplies or materials in respect of the Property. Unless otherwise provided for in this Agreement, Purchaser shall not purchase, nor shall there be any proration credit given for, any of Seller's receivables arising from the operation of the Property.

                6.4.8. Adjustments.

                    (a) Prorations shall be accomplished by a credit against the Purchase Price due Seller or a credit in favor of Seller on the Closing Date.

                    (b) Except for amounts due under Section 6.4.3., to the extent that any of the prorations made upon the Closing Date pursuant to this
Article 6 are based upon estimates of payments to be made and/or expenses to be incurred by Purchaser subsequent to the Closing Date or have been made erroneously, Seller and Purchaser agree to adjust such prorations no later than two hundred forty (240) days after the Closing Date upon receipt by Seller or Purchaser, as the case may be, of bills or other documentation setting forth the actual and/or correct amount of such expenses. The provisions of this Section 6.4.8. shall survive the Closing.

          Section 6.5.  Closing Costs.

A.   In connection with the Closing, Seller shall on the Closing Date pay:

           1. The transfer taxes imposed by the State of New Jersey and any local or county transfer taxes on the Deed and any other transfer or gains taxes imposed on this transaction; and

               2. Any other closing costs and expenses customarily paid by sellers necessary to effectuate the transactions contemplated by this Agreement (other than costs specifically allocated to Purchaser below).

           B. In connection with the Closing, Purchaser shall pay:

                1. The title insurance premium for the costs of obtaining the Owner's Policy and the lender's policy and any endorsements thereto;

                2. The cost to record the Deed to Purchaser; and

                3. Any other closing costs and expenses customarily paid by purchasers necessary to effectuate the transactions contemplated by this Agreement (other than costs specifically allocated to Seller above).

          Section

6.6. Closing Deliveries.

A. Seller shall deliver at Closing the following documents ("SELLER'S CLOSING DOCUMENTS"):

                1. The Deed together with completed tax returns as required by state, county or local law, if any;

                2. An assignment of the Contracts which may be assigned and Intangible Property from Seller in the form of Exhibit E;

                3. A certificate confirming the continued accuracy of the warranties and representations made by Seller in this Agreement as required by
Section 5.2.;

                4. An estoppel letter addressed to Purchaser dated no earlier than forty-five (45) days prior to the Closing Date from Tenant. The estoppel letter will state, with respect to Tenant's Lease, (aa) that the Tenant has accepted and is occupying the leased premises, (bb) the date of the Lease and that the Lease has not been modified or amended (or, if modified or amended, stating the date of each modification or amendment), (cc) that the Lease is in full force and effect and Tenant has not received any written notices of default thereunder,
(dd) that there are no defaults of the landlord under the Lease known to the Tenant, (ee) that any construction of tenant improvements required to be completed by the landlord has been satisfactorily completed, (ff) the date to which rent has been paid under the Lease (gg) the expiration date of the Lease; and (hh) whether the Tenant has an option to extend the term of the Lease;

                5. A letter to Tenant advising it (i) of the change in ownership of the Property, (ii) the amount of its security deposit and the prepaid rent that has been delivered to Purchaser, (iii) directing it to pay rent to Purchaser or as Purchaser may direct, and (iv) directing it to deliver to Purchaser or as Purchaser may direct, an insurance certificate in the form required under the Lease for the benefit of the landlord;

                6. Appropriate evidence of Seller's right, power and authority to sell the Property to Purchaser on the terms and conditions of this Agreement as Purchaser may reasonably require;

                7. An affidavit executed on behalf of Seller providing Seller's taxpayer identification number and a statement that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code, as amended;

                8. A complete set of all keys and magnetic pass cards to the Improvements, appropriately tagged for identification to the extent in Seller's possession or control;

                9. To the extent in Seller's possession or control, and not already delivered, all original licenses and permits, authorizations and approvals which are currently in force pertaining to the Property and all guarantees and warranties which are currently in force and which Seller has received in connection with any work or services performed or equipment installed in and to Improvements erected on the Property;

                10. True and complete originals of the Lease and files with respect to Overage Rents and Charges which will be deemed delivered if delivered to Purchaser at the site of the Closing or at the Property;

                11. An instrument duly executed and acknowledged by Seller, in which Seller assigns to Purchaser all of Seller's right, title and interest as landlord in, to and under the Lease as of the Closing Date in the form of Exhibit F;


                12. To the extent in Seller's possession or control, the originals of the Property Documents and in all other instances copies thereof which will be deemed delivered if delivered to Purchaser at the site of the Closing or at the Property;

                13. The current operating files for the Property except that Seller shall not be required to deliver any original accounting documents, or any canceled checks or bills which are not related to current amounts payable or due under any of the Contracts which are being assigned pursuant to this Agreement or are not required to compute Overage Rents and Charges, which will be deemed delivered if delivered to Purchaser at the site of the Closing or at the Property;

                14. A duly executed Closing Statement;

                15. An Environmental Indemnity Agreement substantially in the form of Exhibit N;

                16. A Transfer Authorization issued by the New Jersey Department of Environmental Protection approving the transaction contemplated by this Agreement pursuant to N.J.S.A. 13:1K-11.5(b);

                17. An affidavit of title;

                18. The corporate resolutions of Seller authorizing the actions to be taken by Seller pursuant to this Agreement;

                19. A certificate of incumbency for the officers of Seller;

                20. The Lease Agreement in the form attached hereto as Exhibit O;

                21. A written designation by the appropriate Governmental Authority that the Property is considered an "environmental opportunity zone" pursuant to the New Jersey Environmental Opportunity Zone Act.

                22. The written approval by the local Governmental Authority of Purchaser's proposed use of the Property.

                23. Such other, and further customary instruments and documents as Seller's counsel and Purchaser's counsel may reasonably require to evidence and conclude the transaction contemplated by this Agreement.

          B.   Purchaser shall deliver at Closing the following items:

               1.   A duly executed Closing Statement;

               2. Counterpart copies of any of Seller's Closing Documents which require execution by Purchaser, including Exhibit F;

               3. A certificate confirming the continued accuracy of the warranties and representations made by Purchaser in this Agreement as required by Section 5.3.2.;

               4. The amounts required to be paid to Seller pursuant to the Closing Statement; and

               5. A Lease Agreement between Purchaser, as Landlord, and Seller, as Tenant, providing for the lease to Seller of approximately 30,000 square feet of storage space, at a rental of $1.00 per year, for a term of two
(2) years, substantially in the form of Exhibit O.

               6. Such other and further customary instruments and documents as Seller's counsel and Purchaser's counsel may reasonably require to evidence and conclude the transaction contemplated by this Agreement.

Section 6.7.  Access to Records.

                6.7.1. Purchaser agrees that (i) all records and files delivered to Purchaser by Seller pursuant to this Agreement will be preserved by Purchaser, its successors and assigns, for a period of three (3) years subsequent to the Closing at a location in North Brunswick, New Jersey, and
(ii) Seller may have access to such records and files, to the extent necessary for the preparation of its tax returns or other good business reason, from time to time after the Closing during normal business hours and upon reasonable prior notice to Purchaser.

          Section 6.8. Survival. The provisions of this Article 6 shall survive the Closing.

                                  ARTICLE 7

                                  BROKERAGE

          Each party represents and warrants to the other that it has dealt with no broker or finder with respect to this Agreement. Each party hereby indemnifies and agrees to save, defend and hold the other party harmless from and against any loss, cost, damage, claim, liability or expense, including reasonable attorneys' fees and litigation costs suffered or incurred as a result of its breach of the foregoing representation and warranty. The provisions of this Article 7 will survive the termination of this Agreement or the Closing.

                                  ARTICLE 8

                          CASUALTY AND CONDEMNATION

                    (a) Seller and Purchaser waive the provisions of all applicable laws relating to the occurrence of a casualty or condemnation between the date hereof and the Closing, and Seller and Purchaser agree that the provisions of this Article 8 shall govern in lieu thereof.

                    (b) If the Property shall hereafter be destroyed or damaged in whole or in part by fire or other cause, or be taken in whole or in part by right of eminent domain or by condemnation, the obligations of the parties hereunder shall continue unaffected by reason of any such damage, destruction or taking and the transaction contemplated by this Agreement shall be fully consummated in accordance with the terms hereof without any reduction or abatement in the Purchase Price or any credit or allowance against the same, except as herein expressly provided for. Seller covenants and agrees that it will give Purchaser prompt notice of any casualty, condemnation or threatened condemnation.

                    (c) If prior to the Closing Date (i) a Material Part (as defined below) of the Improvements is damaged or destroyed by fire or other cause or a Material Part of the Property is taken by right of eminent domain or condemnation or proceedings therefor or notice thereof shall have been given or commenced, or (ii) Purchaser obtains knowledge of a taking (or the contemplation of a taking) of a

Material Part of the Property by eminent domain or condemnation, Purchaser may, by written notice given to Seller at or prior to the Closing (but not more than thirty (30) days after notice of such damage or destruction, taking or commencement of such a taking is received by Purchaser), cancel this Agreement, whereupon this Agreement shall terminate, and neither party shall have any rights or liabilities against or to the other except for those that specifically survive the termination hereof and the parties shall direct the Escrowee to return the Earnest Money Deposit to Purchaser. For the purposes of this Article 8, a "MATERIAL PART" shall mean (i) damage or destruction the cost of repair of which shall exceed One Million Dollars ($1,000,000.00), or
(ii) a taking or proposed taking of five percent (5%) or more of the square footage of the building situated on the Land or a permanent taking or proposed taking which would materially impede vehicular or pedestrian access to the Property, or which would materially interfere with or impede the proposed use of the Property by Purchaser.

                    (d) If prior to the Closing Date (i) an immaterial part of the Improvements is damaged or destroyed in whole or in part by fire or other cause, (ii) an immaterial part of the Property is taken by right of eminent domain or by condemnation, or eminent domain or condemnation proceedings are commenced with respect to an immaterial part of the Property, (iii) a Material Part of the Improvements is damaged or destroyed in whole or in part by fire or other cause and Purchaser has not canceled this Agreement in accordance with the provisions of subsection (c) above or (iv) a Material Part of the Property is taken by eminent domain or condemnation, or eminent domain or condemnation proceedings are commenced with respect to a Material Part of the Property and Purchaser has not canceled this Agreement in accordance with subsection (c) above, then Seller as its sole obligation and at its sole election shall either (i) credit on account of the Purchase Price an amount equal to the net proceeds of any fire insurance and condemnation award actually received by Seller (the term "NET PROCEEDS" as used in this Section to mean such proceeds reduced by (aa) the reasonable cost of collection and (bb) the cost of any repairs effected by or on behalf of Seller with Purchaser's consent, which consent shall not be unreasonably withheld or delayed, or without Purchaser's consent with respect to repairs of an emergency nature) or (ii) if any such proceeds have not been received by Seller, transfer and assign to Purchaser, without recourse, all of Seller's right, title and interest in and to any insurance and condemnation proceeds payable to Seller, and there shall be no abatement or credit on account of the Purchase Price and no duty or obligation on Seller to repair or restore any damage or to make any repairs to the Property by reason of such fire, casualty or taking. Adjustment of any insurance or condemnation claim shall be conducted jointly by Seller and Purchaser. In the event of an assignment of all insurance claims as provided for above, Purchaser shall receive at Closing, a credit against the Purchase Price in an amount equal to any deductible(s) and uninsured amounts. Notwithstanding the foregoing, in the event that the uninsured amount plus any sums expended by Seller pursuant to clause (bb) above (which has not been reimbursed to Seller from the insurance proceeds, if any) exceeds

One Million Dollars ($1,000,000.) (an "EXCESS UNINSURED AMOUNT"), then Seller, at its election, may terminate this Agreement and the parties shall direct the Escrowee to return the Earnest Money Deposit to Purchaser, and neither party will have any further obligation to the other except for those provisions which specifically survive the termination hereof. Notwithstanding the foregoing, Purchaser, at its election made within five (5) business days after notice of Seller's election to terminate this Agreement due to an Excess Uninsured Amount, may accept title to the Property, notwithstanding the existence of an Excess Uninsured Amount, provided that on the Closing Date, Seller credits the Purchase Price by an amount equal to One Million Dollars ($1,000,000.) less any sums expended by Seller pursuant to clause (bb) above (which has not been reimbursed to Seller from the insurance proceeds, if any).

                                   ARTICLE 9

                                   DEFAULTS

           Section 9.1. Purchaser's Default. In the event that Purchaser wilfully defaults under this Agreement and the Closing does not occur as the result thereof, Seller shall, as its sole and exclusive remedy, retain the Earnest Money Deposit as liquidated and agreed damages for such default by Purchaser, whereupon neither party hereto shall have any further obligations to the other under this Agreement; provided, however, that neither party shall be released from its obligations which specifically survive the termination of this Agreement.

           Section 9.2. Seller's Default. If Seller defaults in its obligations under this Agreement, and the Closing does not occur as a result thereof, then except as set forth below, the sole obligation of Seller shall be to cause the refund of the Earnest Money Deposit to Purchaser and upon the making of such refund and reimbursement this Agreement shall be null and void and of no further force or effect, no party hereto shall have any further claim against the other by reason of this Agreement provided, however, that neither party shall be released from its obligations which specifically survive the termination of this Agreement. Notwithstanding the foregoing, if Seller's inability to close shall result from Seller's willful default or willful material misrepresentation or willful and material breach of warranty or a covenant, then and in any such event Purchaser may, at its election, pursue any remedy allowed by law, including, without limitation, specific performance, or Purchaser may elect to cancel this Agreement and receive the return of the Earnest Money Deposit. If Purchaser elects to cancel this Agreement, then upon receipt by Purchaser of the Earnest Money Deposit, no party hereto shall have any further claim against the other by reason of this Agreement except in connection with those provisions which expressly survive the termination hereof.

           Section 9.3. Delivery of Earnest Money Deposit in the Event of a Default. In any case where either party is entitled to receive the Earnest Money Deposit hereunder due to a default by the other party to this Agreement (or as otherwise provided in this Agreement), the parties agree to give the Escrowee prompt written instructions to deliver the Earnest Money Deposit to the party entitled thereto.


                                  ARTICLE 10

                           LIMITATIONS OF LIABILITY

           Section

           10.1. No Liability as to Representatives. The parties agree that all obligations of a party under or with respect to this Agreement do not constitute personal obligations of the partners, members, officers, directors, employees, shareholders, advisors or agents of such party (collectively "REPRESENTATIVES") and shall not involve or create any claim against or any personal liability of any of the Representatives and that each party or any person claiming by or under such party will look solely to the assets of the other party for satisfaction of such party's liabilities under this Agreement and will not seek recourse against any of the Representatives for any such satisfaction.

           Section 10.2. Limitation of Liability of Purchaser. Anything herein to the contrary notwithstanding, the liability of Purchaser for failure to perform its obligations or otherwise under or in connection with this Agreement shall prior to the Closing or after the termination of this Agreement be limited to the Earnest Money Deposit.

           Section 10.3. Limitation of Liability of Seller. Anything herein to the contrary notwithstanding, the liability of Seller for failure to perform its obligations under or in connection with this Agreement prior to the Closing or after the termination of this Agreement shall be limited to its interest in the Property, the proceeds of sale or other transfer thereof and the net proceeds of any refinancing thereof.

           Section 10.4. Survival. The provisions of this Article 10 shall survive the Closing or termination of this Agreement.

                                  ARTICLE 11

                                 MISCELLANEOUS

          Section

11.1. Assurances Of Cooperation. The parties hereby covenant and agree that they will at any time prior to or after the Closing and from time to time, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, documents and instruments as may reasonably berequired by the other party in order to carry out fully and effectuate the transaction herein contemplated in accordance with the provisions of this Agreement.

           Section 11.2. Successors And Assigns. This Agreement shall be binding in all respects on and shall inure to the benefit of the Seller and Purchaser and their respective successors and assigns. Purchaser may assign its interests under this

Agreement to (i) a Permitted Assignee; or (ii) to any other entity upon the prior written consent of Seller, which consent shall not be unreasonably withheld. Upon such assignment, Purchaser named herein shall be released of liability hereunder provided, however, that upon Purchaser's assignment the assignee assumes in writing, for Seller's benefit, all liabilities of Purchaser under this Agreement and reaffirms all of the representations and warranties contained in Section 5.3. hereof with respect to the assignee, and a counterpart of such assignment and assumption is delivered to Seller. This Agreement is made for the sole and exclusive benefit of the parties hereto and their respective successors and assigns; no third party is intended to have or shall have any rights under this Agreement.

           Section 11.3. Interpretation.

                11.3.1. This Agreement represents the entire agreement between the parties hereto and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for either party in connection with the negotiation of the terms hereof. No future modification or Amendment of this Agreement may be made, except by written agreement executed by the parties hereto.

                11.3.2. No failure by the parties hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such right or remedy or any other covenant, agreement, term or condition. Any party to this Agreement may by written notice waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party hereto.

                11.3.3. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

                11.3.4. Use of the terms "include," "including," or "includes," followed by specific examples shall not be deemed to limit the object of the reference to the specific examples.

                11.3.5. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

                11.3.6. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey, without regard to its conflict of laws rules.

          Section

           11.4. Survival. All provisions of this Agreement which are expressly stated to survive the Closing, shall not merge with, be extinguished or otherwise affected by the Deed or any of the Closing Documents. The provisions of this Article 11 shall survive the Closing or termination of this Agreement.

           Section 11.5. Joint Cooperation. Upon obtaining knowledge of any event which could give rise to a claim of indemnity under this Agreement, the party seeking indemnification shall promptly notify the other party of that event but the failure of the indemnified party to timely give written notice as provided herein shall not relieve the indemnifying party of its obligations under this Agreement unless such failure to give notice materially adversely affects the ability of the indemnifying party to defend such claim. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel reasonably acceptable to the indemnified party, except that counsel designated by the insurance company of the indemnifying party shall be deemed acceptable, to defend such claim or demand and the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or demand. So long as the indemnifying party is defending such claim or demand in good faith, the indemnified party will pay its own attorney fees for participating in such defense and will not settle such claim or demand without the indemnifying party's consent. The indemnified party shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof. The parties shall make their records available to each other to the extent required to comply with any audit or other review of a party's records or tax returns by a governmental agency.

           Section 11.6. Publicity. Neither Purchaser nor Seller shall announce or disclose publicly the terms or provisions hereof without the prior written approval of the other party, except as such disclosure may be required by law and except that this provision shall not prohibit either party from disclosing such terms or provisions to its attorneys, accountants, lenders, bankers, financial advisors, investors or any other advisor or consultant. Neither Seller nor Purchaser shall record this Agreement or any evidence thereof in the public records of the county in which the Real Property is located.

           Section 11.7. Notices. All elections, notices and other communications to be given hereunder by either party to the other shall be in writing and sent by personal delivery, reliable overnight courier with evidence of receipt or by facsimile (with confirmation by one of the other methods of notice), addressed:


     If to Seller:                           Mr. David J. Sokira
                                             The Okonite Company
                                             102 Hilltop Road
                                             Ramsey, New Jersey 07446
                                             Facsimile No. (201) 825-2672

     with a copy to                          Francis T. Giuliano, Esq.
     Seller's Counsel:                       102 Hilltop Road
                                             Post Office Box 340
                                             Ramsey, New Jersey 07446
                                             Facsimile No. (201) 825-2672

     If to Purchaser:                        Mr. Frederick J. Horowitz
                                             USA Detergents, Inc.
                                             1735 Jersey Avenue

                                             North Brunswick, New Jersey 08902
                                             Facsimile No. (908) 246-8833


     with a copy to                          Sheldon Nussbaum, Esq.
     Purchaser's                             Fulbright & Jaworski L.L.P.
     Counsel:                                666 Fifth Avenue
                                             New York, New York  10103
                                             Facsimile No. (212) 752-5958


or at such other addresses as the parties may designate to the other by written notice in the manner herein provided. Any such notices or election shall be effective at the following times: (i) upon delivery, if personally delivered; (ii) one (1) day after delivery to the overnight courier; or (iii) the date of transmission if by facsimile with confirmed electronic receipt.

           Section 11.8. Certain Conditions. Notwithstanding anything to the contrary set forth in Sections 6.6.A.21 and 6.6.A.22, Seller shall not be required to deliver the documents set forth in said sections as a condition to the Closing; and if such documents are not delivered by Seller at or prior to the Closing, Purchaser shall nonetheless be required to Close this transaction if all other conditions to the Closing have been satisfied.

           Section 11.9. Attorney's Fees. In the event of any litigation between the parties hereto with respect to their rights and obligations hereunder, the reasonable attorneys' fees and costs of the party successful in such action, but only with respect to the first $500,000 of such fees and costs, will be borne by the party which is the losing party in such litigation.

           Section 11.10. Counterparts. This Agreement may be executed and delivered in counterpart copies, all of which together will constitute one executed original agreement.

           IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement the day and year first above written.

                                             SELLER:

                                             THE OKONITE COMPANY, INC.



                                             By:  /s/ David J. Sokika
                                                  -------------------------
                                                  David J. Sokika
                                             Its: Vice President Finance &
                                                  Treasurer



                                             PURCHASER:

                                             USA DETERGENTS, INC.



                                             By:  /s/ Frederick J. Horowitz
                                                  --------------------------
                                                  Frederick J. Horowitz
                                             Its: Executive Vice President